UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2007

Claire's Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-08899	59-0940416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 S.W. 129th Avenue, Pembroke Pines, Florida		33027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-433-3900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2007, the Compensation Committee of Claire’s Stores, Inc. (the "Company’) established cash bonus performance criteria and goals for the fiscal year ending February 3, 2008 ("FY 2008") for each of E. Bonnie Schaefer, the Company’s Co-Chief Executive Officer and Co-Chairman of the Board of Directors, Marla Schaefer, the Company’s Co-Chief Executive Officer and Co-Chairman of the Board of Directors, and Ira Kaplan, the Company’s Chief Financial Officer (collectively, the "Executive Officers").

The payments of the cash bonuses for FY 2008 (the "Cash Bonuses") are subject to the achievement of performance goals for FY 2008 (the "Cash Performance Goals"). The Cash Performance Goals for FY 2008 for Marla Schaefer and Bonnie Schaefer provide for payment of cash bonuses ranging from 45% to 225% of their respective base salaries based on increases in EBITDA over the prior fiscal year and achievement of certain other financial goals relating to gross margins, inventory turnover, markdowns and selling, general and administrative expenses as a percentage of sales (collectively, the "Other Financial Goals"). The Cash Performance Goals for FY 2008 for Ira Kaplan provide for payment of a cash bonus ranging from 25% to 150% of his base salary based on increases in EBITDA over the prior fiscal year, and achievement of the Other Financial Goals. If "minimum" levels of the Cash Performance Goals are not achieved in any categories of the Cash Performance Goals, the Executive Officers will not be entitled to receive payment of any Cash Bonuses.

The Cash Performance Goals are subject to certain adjustments by the Compensation Committee, pursuant to the terms set forth in the Company’s Amended and Restated 2005 Incentive Compensation Plan approved by the Company’s shareholders in June 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Claire's Stores, Inc.

May 1, 2007	By:	/s/ Ira D. Kaplan

Name: Ira D. Kaplan
Title: Chief Financial Officer